UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2006

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 5.02.             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 1, 2006, Walter Industries, Inc. (the “Company”) announced that its Board of Directors has named Victor P. Patrick Vice Chairman of the Company effective August 15, 2006. Mr. Patrick, who is 48, has been Senior Vice President, General Counsel and Secretary of the Company since 2002. Before joining the Company, Mr. Patrick was Vice President, Secretary and Deputy General Counsel for Honeywell International Inc. from 1996. Mr. Patrick will retain his role as General Counsel. The Company and Mr. Patrick entered into a letter agreement effective as of August 4, 2006. The letter agreement is attached hereto as Exhibit 10.1.

The August 4, 2006 letter agreement with Mr. Patrick supersedes all previous agreements between the parties, except the Change of Control Agreement dated February, 2004. The letter agreement provides for an annual base salary of $350,000, effective August 15, 2006, with an adjustment of $370,000 at the time of the Mueller Water Products, Inc. spin-off; participation in the Company’s Executive Incentive Plan with an annual target bonus of 65% of annual base salary to a maximum of 2 times target; and a grant of 50,000 non-qualified stock options under the Company’s 2002 Long Term Incentive Award Plan, calculated at August 4, 2006, vesting in equal annual installments over three years.  In addition, the agreement provides for a car allowance of $2,000 per month, four weeks of vacation each year and other benefits customarily accorded to executives of the Company. Mr. Patrick’s agreement also provides that in the event of involuntary termination, other than for cause, as more specifically set forth in the letter agreement, he is entitled to (a) payment of base salary for 18 months, (b) payment of the target amount of his cash bonus for 18 months, and (c) continued participation in benefits until the earlier of the 18-month anniversary of the termination date or the date Mr. Patrick is entitled to receive comparable benefits from subsequent employment. If any payment under the letter agreement or any other agreement with the Company results in the imposition of any excise or additional tax on Mr. Patrick, the Company will make an additional payment to Mr. Patrick to cover the full cost of such excise or additional tax payment so that Mr. Patrick is in the same after-tax position had he not been subject to the excise or additional tax.

Neither Mr. Patrick nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company. Mr. Patrick has no family relationship with any director or executive officer of the Company. He will continue as an officer of the Company until the earlier of his termination of employment or the election of his successor by the Board of Directors.

On August 1, 2006, the Company announced that William F. Ohrt, Executive Vice President and Chief Financial Officer, has expressed his desire to retire in 2007. Based on this intention, effective August 15, 2006, Mr. Ohrt will retire as Chief Financial Officer. The Company and Mr. Ohrt have entered into a letter agreement whereby Mr. Ohrt will continue as Executive Vice President of the Company until his retirement in March of 2007. A copy of the letter agreement between the Company and Mr. Ohrt is attached hereto as Exhibit 10.2.

On August 1, 2006, the Company announced that its Board of Directors has named Joseph J. Troy Executive Vice President and Chief Financial Officer effective August 15, 2006. Mr. Troy, who is 42, has been Senior Vice President, Financial Services of the Company since 2002. Prior to that, Mr. Troy served as Senior Vice President and Treasurer of the Company since 2000. The Company and Mr. Troy entered into a letter agreement effective as of August 4, 2006. The letter agreement is attached hereto as Exhibit 10.3.

The August 4, 2006 letter agreement with Mr. Troy supersedes all previous agreements between the parties, except the Change of Control Agreement dated February, 2004. The letter agreement provides for an annual base salary of $340,000 effective August 15, 2006; participation in the Company’s Executive Incentive Plan with an annual target bonus of 60% of annual base salary to a maximum of 2 times target; and a grant of 40,000 non-qualified stock options under the Company’s 2002 Long Term Incentive Award Plan, calculated at August 4, 2006, vesting in equal annual installments over three years.  In addition, the agreement provides for a car allowance of $1,500 per month, 30 days of vacation each year, participation in the Company’s retiree medical plan, and other benefits customarily accorded to executives of the Company. Mr. Troy’s agreement also provides that in the event of involuntary termination, other than for cause, as more specifically set forth in the letter agreement, he is entitled to (a) payment of base salary for 18 months, (b) payment of the target amount of his cash bonus for 18 months, and (c) continued participation in benefits until the earlier of the 18-month anniversary of the termination date or the date Mr. Troy is entitled to receive comparable benefits from subsequent employment. If any payment under the letter agreement or any other agreement with the Company results in the imposition of any excise or additional tax on Mr. Troy, the Company will make an additional payment to Mr. Troy to cover the full cost of such excise or additional tax payment so that Mr. Troy is in the same after-tax position had he not been subject to the excise or additional tax.

Neither Mr. Troy nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company. Mr. Troy has no family relationship with any director or executive officer of the Company. He will continue as an officer of the Company until the earlier of his termination of employment or the election of his successor by the Board of Directors.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement effective as of August 4, 2006 between Walter Industries, Inc. and Victor P. Patrick

10.2	Letter Agreement dated August 1, 2006 between Walter Industries, Inc. and William Ohrt

10.3	Letter Agreement effective as of August 4, 2006 between Walter Industries, Inc. and Joseph J. Troy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Larry E. Williams
Larry E. Williams
Title:	Senior Vice President

Date:  August 7, 2006